Exhibit 3.7

SOSID: 1280147 Date Filed: 9/27/2012 1:01:00 PM Elaine F. Marshall North Carolina Secretary of State C201227000674

ARTICLES OF INCORPORATION

OF

HORSEHEAD METAL PRODUCTS, INC.

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purposes of forming a business corporation.

ARTICLE I

The name of the corporation is: Horsehead Metal Products, Inc.

ARTICLE II

The corporation shall have authority to issue One Hundred (100) shares of Common Stock, with a par value of $0.001 per share.

ARTICLE III

The street address, which is also the mailing address, and county of the initial registered office of the corporation is: 150 Fayetteville Street, Box 1011, Raleigh, Wake County, North Carolina 27601.

ARTICLE IV

The name of the initial registered agent is: C T Corporation System.

ARTICLE V

The corporation has a principal office. The street address, which is also the mailing address, and county of the principal office of the corporation is: 484 Hicks Grove Road, Mooresboro, Cleveland County, North Carolina 28114.

ARTICLE VI

No director of the corporation shall have personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of this Article. As used in this Article, the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney, or consultant of the corporation.

Furthermore, notwithstanding the foregoing provision, in the event that Section 55-2-02 or any other provision of the North Carolina General Statutes is amended or enacted to permit further limitation or elimination of the personal liability of a director, the personal liability of the corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This Article shall not affect a provision permitted under the North Carolina General Statutes in the articles of incorporation, bylaws or contract or resolution of the corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of a director with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

The number of Directors of the corporation may be fixed by the bylaws.

ARTICLE VIII

To the fullest extent provided by applicable law, including Section 55-7-04 of the North Carolina General Statutes, action required or permitted to be taken at a shareholder meeting may be taken by one or more written consents without a meeting and without prior notice.

ARTICLE IX

Pursuant to Section 55-1-50 of the North Carolina General Statutes, the corporation shall have authority to accept and rely upon electronic signatures as valid in the execution of shareholder consents under Section 55-7-04 and director consents under Section 55-8-21.

ARTICLE X

The corporation shall have authority to conduct electronic transactions and utilize electronic signatures to the fullest extent provided by applicable law, including Section 55-1-50 and Article 40 of Chapter 66 of the North Carolina General Statutes, provided, however, that no electronic transmission shall constitute a signature that is binding upon the corporation unless such transmission explicitly indicates that it is intended to create a binding and legally enforceable obligation of the corporation.

ARTICLE XI

The name and address of the incorporator is: Samuel W. Whitt, 4141 Parklake Avenue, Suite 200, Raleigh, North Carolina 27612.

This the 27th day of September, 2012.

/s/ Samuel W. Whitt
Samuel W. Whitt, Incorporator

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